Freeport-McMoRan
Reports First-Quarter 2024 Results
•Strong first-quarter 2024 operating performance:
◦Copper sales volumes exceeded January 2024 estimate and first-quarter 2023
◦Unit net cash costs below January 2024 estimate and first-quarter 2023
•Indonesia smelter projects nearing completion with start-up activities expected in second-quarter 2024
•Solid financial position
•Favorable market fundamentals
▪Net income attributable to common stock in first-quarter 2024 totaled $473 million, $0.32 per share, and adjusted net income attributable to common stock totaled $474 million, $0.32 per share.
▪Consolidated production totaled 1.1 billion pounds of copper, 549 thousand ounces of gold and 18 million pounds of molybdenum in first-quarter 2024.
▪Consolidated sales totaled 1.1 billion pounds of copper, 568 thousand ounces of gold and 20 million pounds of molybdenum in first-quarter 2024.
▪Consolidated sales are expected to approximate 4.15 billion pounds of copper, 2.0 million ounces of gold and 84 million pounds of molybdenum for the year 2024, including 1.0 billion pounds of copper, 500 thousand ounces of gold and 21 million pounds of molybdenum in second-quarter 2024.
▪Average realized prices were $3.94 per pound for copper, $2,145 per ounce for gold and $20.38 per pound for molybdenum in first-quarter 2024.
▪Average unit net cash costs were $1.51 per pound of copper in first-quarter 2024. Unit net cash costs are expected to average $1.57 per pound of copper for the year 2024.
▪Operating cash flows totaled $1.9 billion, net of $0.1 billion of working capital and other uses, in first-quarter 2024. Operating cash flows are expected to approximate $7.4 billion, net of $0.2 billion of working capital and other uses, for the year 2024, based on achievement of current sales volume and cost estimates, and assuming average prices of $4.25 per pound for copper, $2,300 per ounce for gold and $20.00 per pound for molybdenum for the remainder of 2024.
▪Capital expenditures totaled $1.3 billion, including $0.4 billion for major mining projects and $0.5 billion for the Indonesia smelter projects, in first-quarter 2024. Capital expenditures are expected to approximate $4.6 billion, including $2.3 billion for major mining projects and $1.0 billion for the Indonesia smelter projects, for the year 2024.
▪At March 31, 2024, consolidated debt totaled $9.4 billion and consolidated cash and cash equivalents totaled $5.2 billion, $6.1 billion including $0.9 billion of current restricted cash associated with a portion of PT Freeport Indonesia’s (PT-FI) export proceeds required to be temporarily deposited in Indonesia banks. Net debt totaled $0.3 billion, excluding $3.0 billion of debt for the Indonesia smelter projects. Refer to the supplemental schedule, “Net Debt,” on page VIII.
▪Kathleen L. Quirk, President, will transition to President and Chief Executive Officer (CEO) effective as of the annual meeting of shareholders on June 11, 2024. Richard C. Adkerson, who has served as CEO since 2003, will continue as Chairman of the Board of Directors.

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PHOENIX, AZ, April 23, 2024 – Freeport-McMoRan Inc. (NYSE: FCX) reported first-quarter 2024 net income attributable to common stock of $473 million, $0.32 per share, and adjusted net income attributable to common stock of $474 million, $0.32 per share. For additional information, refer to the supplemental schedule, “Adjusted Net Income,” on page VI.
Richard C. Adkerson, Chairman and CEO, said, “During my 20-year tenure as CEO, our team has established Freeport as a global leader in the metals industry, with a strategic focus of being Foremost in Copper. We have a solid foundation for the future, with a high-quality portfolio of large-scale producing assets, an attractive pipeline of future growth options, an exceptionally talented and committed team and a high-performance culture. My passion for Freeport and our future prospects has never been stronger. As Chairman, I look forward to supporting Kathleen in the upcoming CEO transition and to contributing to achieving our business objectives on strategic matters of significance.”
Kathleen L. Quirk, President, said, “Our first-quarter results reflect strong execution of our operating plans, consistent with our long-standing focus on operational execution. As I prepare to become CEO, my priorities are focused on the drivers that enhance value for our stakeholders, including reliable execution of our plans, enhancing our productivity and cost performance, generating strong cash flow and building value through our organic growth pipeline. Market fundamentals for copper are positive, supported by copper’s increasingly important role in the global economy and limited available supplies to meet growing demand. Freeport is strongly positioned for the future as a leading producer of copper with multiple options for future growth and an experienced team with a track record of accomplishment.”

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2024		2023
	(in millions, except per share amounts)
Revenues[a,b]	$6,321		$5,389
Operating income[a]	$1,634		$1,601
Net income attributable to common stock[c,d]	$473		$663
Diluted net income per share of common stock	$0.32		$0.46

Diluted weighted-average common shares outstanding	1,444		1,443
Operating cash flows[e]	$1,896		$1,050
Capital expenditures	$1,254		$1,121
At March 31:
Cash and cash equivalents	$5,208		$6,852
Restricted cash and cash equivalents, current	$1,034	[f]	$118
Total debt, including current portion	$9,425		$9,635

a.For segment financial results, refer to the supplemental schedules, “Business Segments,” beginning on page IX.
b.Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(7) million ($(2) million to net income attributable to common stock or less than $0.01 per share) in first-quarter 2024 and $210 million ($72 million to net income attributable to common stock or $0.05 per share) in first-quarter 2023. For further discussion, refer to the supplemental schedule, “Derivative Instruments,” on page VIII.
c.Includes net charges totaling $1 million (less than $0.01 per share) in first-quarter 2024 and $94 million ($0.06 per share) in first-quarter 2023, that are described in the supplemental schedule, “Adjusted Net Income,” on page VI.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, “Deferred Profits,” on page IX.
e.Working capital and other uses totaled $97 million in first-quarter 2024 and $452 million in first-quarter 2023.
f.Includes $0.9 billion at March 31, 2024, associated with a portion of PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a regulation issued by the Indonesia government.

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SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2024	2023
Copper (millions of recoverable pounds)
Production	1,085	965
Sales, excluding purchases	1,108	832
Average realized price per pound	$3.94	$4.11
Site production and delivery costs per pound[a]	$2.32	$2.57
Unit net cash costs per pound[a]	$1.51	$1.76
Gold (thousands of recoverable ounces)
Production	549	405
Sales	568	270
Average realized price per ounce	$2,145	$1,949
Molybdenum (millions of recoverable pounds)
Production	18	21
Sales, excluding purchases	20	19
Average realized price per pound	$20.38	$30.32
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs by operating division to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.

Responsible Production
2023 Annual Report on Sustainability. FCX expects to publish its 2023 Annual Report on Sustainability on FCX's website at fcx.com/sustainability on April 25, 2024. This marks FCX’s 23rd year of reporting on its sustainability progress. FCX is committed to building upon its achievements in sustainability and its position as a leading responsible copper producer.

Consolidated Sales Volumes
•First-quarter 2024 copper sales of 1.1 billion pounds were 11% higher than the January 2024 estimate of 1.0 billion pounds and 33% higher than first-quarter 2023 sales of 0.8 billion pounds, primarily reflecting higher mining and milling rates and ore grades at PT-FI. First-quarter 2023 sales were also impacted by weather-related disruptions and the initial deferral of sales recognition related to the PT Smelting tolling arrangement.
•First-quarter 2024 gold sales of 568 thousand ounces approximated the January 2024 estimate of 575 thousand ounces. First-quarter 2024 gold sales were more than double first-quarter 2023 sales of 270 thousand ounces, primarily reflecting higher mining and milling rates and ore grades at PT-FI. First-quarter 2023 sales were also impacted by weather-related disruptions and the initial deferral of sales recognition related to the PT Smelting tolling arrangement.
•First-quarter 2024 molybdenum sales of 20 million pounds approximated the January 2024 estimate and first-quarter 2023 sales of 19 million pounds.
Consolidated sales volumes for the year 2024 are expected to approximate 4.15 billion pounds of copper, 2.0 million ounces of gold and 84 million pounds of molybdenum, including 1.0 billion pounds of copper, 500 thousand ounces of gold and 21 million pounds of molybdenum in second-quarter 2024. PT-FI’s current export licenses for copper concentrates and anode slimes extend through May 2024. Consolidated sales volume estimates include exports of copper concentrates and anode slimes by PT-FI from June 2024 through December 2024 totaling 0.4 billion pounds of copper and 0.9 million ounces of gold. Consolidated copper and gold production volumes for the year 2024 are expected to exceed 2024 sales volumes, reflecting the deferral of approximately 90 million pounds of copper and 120 thousand ounces of gold that will be processed by the Manyar smelter and precious metals refinery (PMR) (collectively, the Indonesia smelter projects) and sold as refined metal in future periods.

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Projected sales volumes are dependent on operational performance; extension of PT-FI’s export permits for copper concentrates and anode slimes beyond May 2024; the timing of the ramp-up of the Indonesia smelter projects; weather-related conditions, including ongoing El Niño weather impacts; timing of shipments and other factors detailed in the “Cautionary Statement” below.

Consolidated Unit Net Cash Costs
First-quarter 2024 consolidated average unit net cash costs (net of by-product credits) for FCX’s copper mines of $1.51 per pound of copper were lower than the January 2024 estimate of $1.55 per pound, primarily reflecting higher copper volumes at PT-FI, partly offset by lower by-product credits.
First-quarter 2024 consolidated average unit net cash costs (net of by-product credits) for FCX’s copper mines of $1.51 per pound of copper were lower than first-quarter 2023 average unit net cash costs of $1.76 per pound, primarily reflecting higher copper volumes at PT-FI and higher by-product credits, partly offset by higher export duties at PT-FI. Refer to “Operations” below for further discussion.
Consolidated unit net cash costs (net of by-product credits) for FCX’s copper mines are expected to average $1.57 per pound of copper for the year 2024 (including $1.57 per pound of copper in second-quarter 2024), based on achievement of current sales volume and cost estimates and assuming average prices of $2,300 per ounce of gold and $20.00 per pound of molybdenum for the remainder of 2024. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. The impact of price changes on consolidated unit net cash costs would approximate $0.04 per pound of copper for each $100 per ounce change in the average price of gold and $0.02 per pound of copper for each $2 per pound change in the average price of molybdenum for the remainder of 2024.

OPERATIONS
Leaching Innovation Initiatives. FCX is continuing to advance a series of initiatives across its North America and South America operations to incorporate new applications, technologies and data analytics to its leaching processes. In late 2023, FCX achieved its initial annual run rate target of approximately 200 million pounds of copper. Incremental copper production from these initiatives totaled 51 million pounds in first-quarter 2024, compared with 22 million pounds in first-quarter 2023. FCX is pursuing opportunities to apply recent operational enhancements at a larger scale and is testing new technology applications that it believes have the potential for significant increases in recoverable metal beyond the current run rate.
North America. FCX manages seven copper operations in North America – Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. FCX also operates a copper smelter in Miami, Arizona. In addition to copper, certain of these operations produce molybdenum concentrate, gold and silver. All of the North America operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing operations.
FCX has a potential expansion project to more than double the concentrator capacity of the Bagdad operation in northwest Arizona. Bagdad’s reserve life currently exceeds 80 years and supports an expanded operation. In late 2023, FCX completed technical and economic studies, which indicated the opportunity to construct new concentrating facilities to increase copper production by 200-250 million pounds per year, more than double Bagdad’s current annual production rate. Estimated incremental project capital costs approximate $3.5 billion (excluding infrastructure that would be required in the long-range plans). Expanded operations would provide improved efficiency and reduce unit net cash costs through economies of scale. Project economics indicate that the expansion would require an incentive copper price in the range of $3.50 to $4.00 per pound and would require approximately three to four years to complete. The decision to proceed and timing of the potential expansion will take into account overall copper market conditions, availability of labor and other factors, including progress on conversion of the existing haul truck fleet to autonomous and expanding housing alternatives to support long-range plans. In parallel, FCX is advancing activities for expanded tailings infrastructure projects required under long-range plans in order to advance the potential construction timeline.
FCX is completing projects at its Safford/Lone Star operation to increase volumes to achieve 300 million pounds of copper per year from oxide ores, which reflects expansion of the initial design capacity of 200 million

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pounds of copper per year. Additionally, positive drilling conducted in recent years indicate a large mineralized district with opportunities to expand production significantly. FCX is completing metallurgical testing and mine development planning and is commencing pre-feasibility studies for a potential significant expansion. Pre-feasibility studies are expected to be completed in late 2025. The decision to proceed and timing of the potential expansion will take into account results of technical and economic studies, overall copper market conditions and other factors.
Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended March 31,
	2024	2023
Copper (millions of recoverable pounds)
Production	314	332
Sales, excluding purchases	331	332
Average realized price per pound	$3.96	$4.16

Molybdenum (millions of recoverable pounds)
Production[a]	7	7

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$3.23	$2.91
By-product credits	(0.38)	(0.59)
Treatment charges	0.13	0.13
Unit net cash costs	$2.98	$2.45
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.
FCX’s consolidated copper sales volumes from North America of 331 million pounds in first-quarter 2024 approximated first-quarter 2023 copper sales volumes of 332 million pounds. Production in first-quarter 2024 was slightly lower than first-quarter 2023, reflecting lower ore grades, partly offset by improved leach recovery performance. FCX continues to drive initiatives to enhance productivity and improve equipment reliability to offset declines in ore grades. North America copper sales are estimated to approximate 1.3 billion pounds for the year 2024.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.98 per pound of copper in first-quarter 2024 were higher than first-quarter 2023 unit net cash costs of $2.45 per pound, primarily reflecting higher mining costs and lower molybdenum by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $3.00 per pound of copper for the year 2024, based on achievement of current sales volume and cost estimates and assuming an average price of $20.00 per pound of molybdenum for the remainder of 2024. North America’s average unit net cash costs for the year 2024 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2024.
South America. FCX manages two copper operations in South America – Cerro Verde in Peru (in which FCX owns a 53.56% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX’s financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Development Activities. At the El Abra operations in Chile, FCX has drilled out and modeled a large sulfide resource that would support a potential major mill project similar to the large-scale concentrator at Cerro Verde. FCX is engaged in planning for a potential submission of an environmental impact statement by year-end 2025, subject to ongoing stakeholder engagement and economic evaluations. In parallel, FCX is updating its technical studies and economic models to incorporate recent capital cost trends.

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Operating Data. Following is summary consolidated operating data for South America operations:

	Three Months Ended March 31,
	2024	2023
Copper (millions of recoverable pounds)
Production	280	304
Sales	284	302
Average realized price per pound	$3.94	$4.08

Molybdenum (millions of recoverable pounds)
Production[a]	3	6

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.61	$2.54
By-product credits	(0.20)	(0.53)
Treatment charges	0.18	0.18
Royalty on metals	0.01	0.01
Unit net cash costs	$2.60	$2.20
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.
FCX’s consolidated copper sales from South America operations in first-quarter 2024 were lower than first-quarter 2023, primarily reflecting lower volumes of leach ore placed in stockpiles and lower milling rates associated with mill maintenance. Molybdenum production in first-quarter 2024 was significantly lower than first-quarter 2023 as a result of mill maintenance and the impact of certain ore types on recoveries. Copper sales from South America operations are expected to approximate 1.1 billion for the year 2024, which assume no significant impacts to water availability, which is being monitored closely in light of ongoing El Niño weather patterns.
Average unit net cash costs (net of by-product credits) for South America operations of $2.60 per pound of copper in first-quarter 2024 were higher than first-quarter 2023 unit net cash costs of $2.20 per pound, primarily reflecting lower molybdenum by-product credits and lower copper volumes.
Average unit net cash costs (net of by-product credits) for South America operations are expected to approximate $2.51 per pound of copper for the year 2024, based on achievement of current sales volume and cost estimates and assuming an average price of $20.00 per pound of molybdenum for the remainder of 2024.
Indonesia. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76% ownership interest in PT-FI and manages its operations. PT-FI’s results are consolidated in FCX’s financial statements. Upon completion and full ramp-up of the Indonesia smelter projects, PT-FI will be a fully integrated producer of refined copper and gold.
Regulatory Matters. Over the past several years, the Indonesia government has enacted various laws and regulations related to downstream processing of various products, including copper concentrates. In 2018, PT-FI agreed to expand its domestic smelting and refining capacity and has made substantial progress towards completion (refer to “Indonesia Smelting and Refining” below).
PT-FI’s current export licenses for copper concentrate and anode slimes extend through May 2024. PT-FI is working with the Indonesia government to obtain approvals to continue exports of copper concentrates and anode slimes until the Indonesia smelter projects are fully commissioned and reach designed operating conditions, which is currently expected by year-end 2024.
PT-FI also continues to discuss the applicability of the Indonesia government’s revised regulation on duties for various exported products, including copper concentrates because of inconsistencies with its special mining

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license (IUPK). PT-FI incurred export duties totaling $156 million in first-quarter 2024 under the revised regulation. PT-FI is currently paying an export duty on copper concentrates of 7.5%.
Mining Rights. The Indonesia government is updating regulations that would enable PT-FI to apply for an extension of its IUPK beyond 2041. An extension would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Operating and Development Activities. Over a multi-year investment period, PT-FI has successfully commissioned three large-scale underground mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone and Big Gossan), which provided production volumes of 0.5 billion pounds of copper and 0.5 million ounces of gold in first-quarter 2024. Milling rates for ore from these underground mines averaged 219,500 metric tons of ore per day in first-quarter 2024, a 33% increase from 164,800 metric tons of ore per day in first-quarter 2023.
In December 2023, PT-FI completed the installation of new milling facilities, which allows PT-FI to further leverage the success of the underground mines and provide sustained large-scale production volumes. PT-FI is completing a mill recovery project with the installation of a new copper cleaner circuit in the second half of 2024.
PT-FI plans to transition its existing energy source from coal to liquefied natural gas, which would meaningfully reduce PT-FI’s Scope 1 greenhouse gas emissions at the Grasberg minerals district. PT-FI is planning investments in a new gas-fired combined cycle facility. Capital expenditures for the new facilities, to be incurred over the next four years, approximate $1 billion representing an incremental cost of $0.4 billion compared to previously planned investments to refurbish the existing coal units.
Kucing Liar. Long-term mine development activities are ongoing for PT-FI’s Kucing Liar deposit in the Grasberg minerals district, which is expected to produce over 7 billion pounds of copper and 6 million ounces of gold between 2029 and the end of 2041. An extension of PT-FI’s operating rights beyond 2041 would extend the life of the project. Pre-production development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe. Capital investments are estimated to average approximately $400 million per year over this period. At full operating rates of approximately 90,000 metric tons of ore per day, annual production from Kucing Liar is expected to approximate 560 million pounds of copper and 520 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI’s experience and long-term success in block-cave mining.
Indonesia Smelting and Refining. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI agreed to expand its domestic smelting and refining capacity. At March 31, 2024, progress of the Indonesia smelter projects approximated 92%.
Construction progress of the Manyar smelter in Gresik, Indonesia (with a capacity to process approximately 1.7 million metric tons of copper concentrate per year) is advancing on schedule with a target of May 2024 for material construction completion, which will be followed by a ramp-up period through December 2024. Construction of the smelter has an estimated cost of $3.0 billion, including $2.8 billion for a construction contract (excluding capitalized interest, owner’s costs and commissioning) and $0.2 billion for investment in a desalination plant.
The PMR is being constructed to process gold and silver from the Manyar smelter and PT Smelting. Construction is in progress with commissioning expected during the second half of 2024. Current cost estimates total $665 million.
During first-quarter 2024, capital expenditures for the Indonesia smelter projects totaled $0.5 billion and are expected to approximate $1.0 billion for the year 2024. Capital expenditures for the Indonesia smelter projects for the remainder of 2024 are expected to be funded with availability under PT-FI’s revolving credit facility.
In December 2023, PT Smelting completed an expansion of its capacity by 30% to 1.3 million metric tons of copper concentrate per year. The project was funded by PT-FI with borrowings totaling approximately $250 million that are expected to convert to equity in late second-quarter 2024, increasing PT-FI’s ownership in PT Smelting to approximately 65% from 39.5%.

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Operating Data. Following is summary consolidated operating data for Indonesia operations:

	Three Months Ended March 31,
	2024	2023
Copper (millions of recoverable pounds)
Production	491	329
Sales	493	198
Average realized price per pound	$3.92	$4.07

Gold (thousands of recoverable ounces)
Production	545	402
Sales	564	266
Average realized price per ounce	$2,145	$1,949

Unit net cash credits per pound of copper[a]
Site production and delivery, excluding adjustments	$1.53	$2.01
Gold, silver and other by-product credits	(2.55)	(2.84)
Treatment charges	0.35	0.37
Export duties[b]	0.32	0.09
Royalty on metals	0.23	0.29
Unit net cash credits	$(0.12)	$(0.08)
a.For a reconciliation of unit net cash credits per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.
b.See “Regulatory Matters” above for discussion of export duties. First-quarter 2023 reflects an export duty rate of 2.5%. Export duties were eliminated effective March 29, 2023, upon verification that construction progress of the Manyar smelter exceeded 50%, before being reinstated in July 2023 as part of the 2023 revised regulation.
PT-FI’s consolidated sales of 493 million pounds of copper and 564 thousand ounces of gold in first-quarter 2024 were more than double first-quarter 2023 sales of 198 million pounds of copper and 266 thousand ounces of gold, primarily reflecting higher mining and milling rates and ore grades. First-quarter 2023 sales were also impacted by weather-related disruptions and the initial deferral of sales recognition related to the PT Smelting tolling arrangement.
Consolidated sales volumes from PT-FI are expected to approximate 1.7 billion pounds of copper and 2.0 million ounces of gold for the year 2024, which includes exports of copper concentrates and anode slimes from June 2024 through December 2024 totaling 0.4 billion pounds of copper and 0.9 million ounces of gold. Consolidated copper and gold production volumes from PT-FI for the year 2024 are expected to exceed 2024 sales volumes, reflecting the deferral of approximately 90 million pounds of copper and 120 thousand ounces of gold that will be processed by the Indonesia smelter projects and sold as refined metal in future periods. Projected sales volumes are dependent on operational performance; extension of PT-FI’s export permits for copper concentrates and anode slimes beyond May 2024; weather-related conditions; and other factors detailed in the “Cautionary Statement” below.
PT-FI’s unit net cash credits (including gold, silver and other by-product credits) were $0.12 per pound of copper in first-quarter 2024 and $0.08 per pound of copper in first-quarter 2023. The favorable unit net cash credits in first-quarter 2024, compared to first-quarter 2023, primarily reflect higher sales volumes, partially offset by lower by-product credits and higher export duties.
Average unit net cash credits (including gold, silver and other by-product credits) for PT-FI are expected to approximate $0.12 per pound of copper for the year 2024, based on achievement of current sales volumes and cost estimates and assuming an average price of $2,300 per ounce of gold for the remainder of 2024. PT-FI’s average unit net cash credits for the year 2024 would change by approximately $0.09 per pound of copper for each $100 per ounce change in the average price of gold for the remainder of 2024.

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Molybdenum. FCX operates two wholly owned primary molybdenum operations in Colorado – the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX’s North America copper mines and South America operations is processed at FCX’s conversion facilities.
Operating and Development Activities. Production from the primary molybdenum operations totaled 8 million pounds of molybdenum in each of first-quarter 2024 and 2023. FCX’s consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the primary molybdenum operations and at FCX’s North America copper mines and South America operations, which are presented on page 3.
Average unit net cash costs for the primary molybdenum operations of $15.80 per pound of molybdenum in first-quarter 2024 were higher than average unit net cash costs of $12.24 per pound in first-quarter 2023, primarily reflecting higher costs for contract labor and maintenance supplies. Average unit net cash costs for the primary molybdenum operations are expected to approximate $15.47 per pound of molybdenum for the year 2024, based on achievement of current sales volumes and cost estimates.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.

LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At March 31, 2024, FCX had $5.2 billion in consolidated cash and cash equivalents, $6.1 billion including $0.9 billion of current restricted cash associated with PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks and $3.0 billion of availability under its revolving credit facility. In addition, PT-FI and Cerro Verde have $1.75 billion and $350 million, respectively, of availability under their revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $1.9 billion, net of $0.1 billion of working capital and other uses, in first-quarter 2024.
FCX’s consolidated operating cash flows are estimated to approximate $7.4 billion, net of $0.2 billion of working capital and other uses, for the year 2024, based on current sales volume and cost estimates, and assuming average prices of $4.25 per pound of copper, $2,300 per ounce of gold and $20.00 per pound of molybdenum for the remainder of 2024. The impact of price changes for the remainder of 2024 on operating cash flows would approximate $270 million for each $0.10 per pound change in the average price of copper, $105 million for each $100 per ounce change in the average price of gold and $90 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $1.3 billion in first-quarter 2024, including $0.4 billion for major mining projects and $0.5 billion for the Indonesia smelter projects.
Capital expenditures are expected to approximate $4.6 billion for the year 2024, including $2.3 billion for major mining projects and $1.0 billion for the Indonesia smelter projects. Projected capital expenditures for the Indonesia smelter projects in 2024 exclude capitalized interest and $0.3 billion of estimated commissioning and owner’s costs. Projected capital expenditures for major mining projects include $1.1 billion for planned projects, primarily associated with underground mine development in the Grasberg minerals district and potential expansion projects in North America, and $1.2 billion for discretionary growth projects.
Capital expenditures for the Indonesia smelter projects for the remainder of 2024 are expected to be funded with availability under PT-FI’s revolving credit facility.

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Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests’ share, taxes and other costs at March 31, 2024 (in billions):

Cash at domestic companies	$2.3
Cash at international operations	2.9	[a]
Total consolidated cash and cash equivalents	5.2
Noncontrolling interests’ share	(1.4)
Cash, net of noncontrolling interests’ share	3.8
Withholding taxes	(0.1)
Net cash available	$3.7
a.Excludes $0.9 billion of current restricted cash associated with a portion of PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a regulation issued by the Indonesia government.
Debt. Following is a summary of total debt and the weighted-average interest rates at March 31, 2024 (in billions, except percentages):

		Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$6.0	4.9%
Issued by PT-FI	3.0	5.4%
Issued by Freeport Minerals Corporation	0.3	7.5%
Other	0.1	4.0%
Total debt	$9.4	5.2%
At March 31, 2024, there were no borrowings and $7 million in letters of credit issued under FCX’s $3.0 billion revolving credit facility. FCX has $0.7 billion in scheduled senior note maturities in November 2024 with no further senior note maturities until 2027. FCX’s total debt has an average remaining duration of approximately 10 years.
As of March 31, 2024, PT-FI and Cerro Verde had no borrowings outstanding under their respective revolving credit facilities.
FINANCIAL POLICY
FCX’s financial policy is aligned with its strategic objectives of maintaining a solid balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding debt for the Indonesia smelter projects). The Board of Directors (Board) reviews the structure of the performance-based payout framework at least annually.
At March 31, 2024, FCX’s net debt, excluding $3.0 billion of debt for the Indonesia smelter projects, totaled $0.3 billion (which was net of $0.9 billion of current restricted cash associated with PT-FI’s export proceeds). Refer to the supplemental schedule, “Net Debt,” on page VIII.
On March 27, 2024, FCX’s Board declared cash dividends totaling $0.15 per share on its common stock (including a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable, performance-based cash dividend), which will be paid on May 1, 2024, to shareholders of record as of April 15, 2024. The declaration and payment of dividends (base or variable) are at the discretion of the Board and will depend on FCX’s financial results, cash requirements, global economic conditions and other factors deemed relevant by the Board.
As of April 22, 2024, FCX has 1.44 billion shares of common stock outstanding and $3.2 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of

10

management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX’s first-quarter 2024 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, May 17, 2024.
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FREEPORT: Foremost in Copper
FCX is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX’s website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs (credits) and operating costs; capital expenditures; operating plans; cash flows; liquidity; PT-FI’s construction and completion of additional domestic smelting and refining capacity in Indonesia in accordance with the terms of its IUPK; extension of PT-FI’s IUPK beyond 2041; export licenses; export duties; export volumes; FCX’s commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; execution of FCX’s energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business and stakeholders related thereto; achievement of 2030 climate targets and 2050 net zero aspiration; improvements in operating procedures and technology innovations and applications; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal and environmental proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases are at the discretion of the Board and management, respectively, and are subject to a number of factors, including not exceeding FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper; PT-FI’s ability to continue to export and sell copper concentrates and anode slimes; changes in export duties, including results of proceedings to dispute export duties; completion of additional domestic smelting and refining capacity in Indonesia; production rates; timing of shipments; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, geopolitical, regulatory or industry conditions; reductions in liquidity and access to capital; changes in tax laws and regulations; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations, including the ability to smelt and refine; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; discussions relating to the extension of PT-FI’s IUPK beyond 2041; cybersecurity risks; any major public health crisis; labor relations, including labor-related work stoppages and increased costs; compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies; litigation results; tailings management; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

11

This press release also contains measures such as net debt, adjusted net income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. Reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2024	2023		2024		2023
	Production			Sales
COPPER (millions of recoverable pounds)
(FCX’s net interest in %)
North America
Morenci (72%)[a]	129	143		139		142
Safford (100%)	56	63		59		64
Sierrita (100%)	42	43		44		42
Chino (100%)	40	36		39		35
Bagdad (100%)	37	34		38		36
Tyrone (100%)	10	13		11		13
Miami (100%)	2	3		3		3
Other (100%)	(2)	(3)		(2)		(3)
Total North America	314	332		331		332

South America
Cerro Verde (53.56%)	227	245		230		246
El Abra (51%)	53	59		54		56
Total South America	280	304		284		302

Indonesia
Grasberg (48.76%)	491	329		493		198
Total	1,085	965		1,108	[b]	832	[b]
Less noncontrolling interests	383	311		386		243
Net	702	654		722		589

Average realized price per pound				$3.94		$4.11

GOLD (thousands of recoverable ounces)
(FCX’s net interest in %)
North America (100%)	4	3		4		4
Indonesia (48.76%)	545	402	[c]	564		266	[c]
Consolidated	549	405		568		270
Less noncontrolling interests	279	144		289		74
Net	270	261		279		196

Average realized price per ounce				$2,145		$1,949

MOLYBDENUM (millions of recoverable pounds)
(FCX’s net interest in %)
Climax (100%)	5	5		N/A		N/A
Henderson (100%)	3	3		N/A		N/A
North America copper mines (100%)[a]	7	7		N/A		N/A
Cerro Verde (53.56%)	3	6		N/A		N/A
Consolidated	18	21		20		19
Less noncontrolling interests	1	2		2		2
Net	17	19		18		17

Average realized price per pound				$20.38		$30.32

a. Amounts are net of Morenci’s joint venture partners’ undivided interests.

b. Consolidated sales volumes exclude purchased copper of 42 million pounds in first-quarter 2024 and 48 million pounds in first-quarter 2023.

c. Includes approximately 190 thousand ounces of gold production and sales volumes attributed to PT Mineral Industri Indonesia’s (MIND ID) approximate 19% economic interest in accordance with the PT-FI shareholder agreement.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2024	2023
North America[a]
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	617,400	613,200
Average copper ore grade (%)	0.21	0.27
Copper production (millions of recoverable pounds)	211	234

Mill Operations
Ore milled (metric tons per day)	307,600	297,500
Average ore grades (%):
Copper	0.32	0.34
Molybdenum	0.02	0.02
Copper recovery rate (%)	81.0	80.4
Production (millions of recoverable pounds):
Copper	153	154
Molybdenum	8	8

South America
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	170,400	203,900
Average copper ore grade (%)	0.41	0.33
Copper production (millions of recoverable pounds)	71	86

Mill Operations
Ore milled (metric tons per day)	397,200	405,100
Average ore grades (%):
Copper	0.33	0.34
Molybdenum	0.01	0.01
Copper recovery rate (%)	83.3	83.9
Production (millions of recoverable pounds):
Copper	209	218
Molybdenum	3	6

Indonesia
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	139,300	89,700
Deep Mill Level Zone underground mine	67,300	70,000
Big Gossan underground mine	9,000	7,000
Other adjustments	3,900	(1,900)
Total	219,500	164,800
Average ore grades:
Copper (%)	1.31	1.17
Gold (grams per metric ton)	1.13	1.07
Recovery rates (%):
Copper	89.4	90.3
Gold	77.5	78.2
Production (recoverable):
Copper (millions of pounds)	491	329
Gold (thousands of ounces)	545	402

Molybdenum[b]
Ore milled (metric tons per day)	27,300	27,300
Average molybdenum ore grade (%)	0.17	0.17
Molybdenum production (millions of recoverable pounds)	8	8

a.Amounts represent 100% operating data, including joint venture interests’ share.

b. Represents FCX’s primary molybdenum operations in Colorado.
II

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
	(In Millions, Except Per Share Amounts)
Revenues[a]	$6,321	$5,389
Cost of sales:
Production and delivery[b]	3,844	3,165
Depreciation, depletion and amortization	595	399
Total cost of sales	4,439	3,564
Selling, general and administrative expenses	144	126
Exploration and research expenses	37	31
Environmental obligations and shutdown costs	67	67
Total costs and expenses	4,687	3,788
Operating income	1,634	1,601
Interest expense, net[c]	(89)	(151)
Other income, net	129	88
Income before income taxes and equity in affiliated companies’ net earnings	1,674	1,538
Provision for income taxes[d]	(512)	(499)
Equity in affiliated companies’ net earnings	—	10
Net income	1,162	1,049
Net income attributable to noncontrolling interests[e]	(689)	(386)
Net income attributable to common stockholders[f,g]	$473	$663

Diluted net income per share attributable to common stock	$0.32	$0.46

Diluted weighted-average common shares outstanding	1,444	1,443

Dividends declared per share of common stock	$0.15	$0.15

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, “Derivative Instruments,” on page VIII.
b.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $34 million in first-quarter 2024 and $50 million in first-quarter 2023.
c.Consolidated interest costs (before capitalization) totaled $175 million in first-quarter 2024 and $207 million in first-quarter 2023. The decrease in consolidated interest costs (before capitalization) in first-quarter 2024, compared to first-quarter 2023, is primarily a result of interest on international contested tax matters in first-quarter 2023.
d.For a summary of FCX’s income taxes, refer to the supplemental schedule, “Income Taxes,” on page VII.
e.Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra. For further discussion, refer to the supplemental schedule, “Noncontrolling Interests,” on page IX.
f.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, “Deferred Profits,” on page IX.
g.Refer to the supplemental schedule, “Adjusted Net Income,” on page VI, for a summary of net charges impacting FCX’s consolidated statements of income.
III

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2024	2023
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$5,208	$4,758
Restricted cash and cash equivalents[a]	1,034	1,208
Trade accounts receivable	1,494	1,209
Income and other tax receivables	744	455
Inventories:
Product	2,356	2,472
Materials and supplies, net	2,202	2,169
Mill and leach stockpiles	1,419	1,419
Other current assets	385	375
Total current assets	14,842	14,065
Property, plant, equipment and mine development costs, net	36,197	35,295
Long-term mill and leach stockpiles	1,313	1,336
Other assets	1,846	1,810
Total assets	$54,198	$52,506

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,672	$3,729
Accrued income taxes	1,322	786
Current portion of debt	769	766
Current portion of environmental and asset retirement obligations (AROs)	325	316
Dividends payable	217	218
Total current liabilities	6,305	5,815
Long-term debt, less current portion	8,656	8,656
Environmental and AROs, less current portion	5,059	4,624
Deferred income taxes	4,500	4,453
Other liabilities	1,573	1,648
Total liabilities	26,093	25,196

Equity:
Stockholders’ equity:
Common stock	162	162
Capital in excess of par value	24,488	24,637
Accumulated deficit	(1,586)	(2,059)
Accumulated other comprehensive loss	(274)	(274)
Common stock held in treasury	(5,817)	(5,773)
Total stockholders’ equity	16,973	16,693
Noncontrolling interests	11,132	10,617
Total equity	28,105	27,310
Total liabilities and equity	$54,198	$52,506

a.Includes $0.9 billion of cash at March 31, 2024, and $1.1 billion at December 31, 2023, associated with a portion of PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a regulation issued by the Indonesia government.
IV

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
	(In Millions)
Cash flow from operating activities:
Net income	$1,162	$1,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	595	399
Stock-based compensation	53	53
Net charges for environmental and AROs, including accretion	224	117
Payments for environmental and AROs	(42)	(60)
Net charges for defined pension and postretirement plans	8	16
Pension plan contributions	(18)	(2)
Deferred income taxes	46	35
Change in deferred profit on PT Freeport Indonesia’s (PT-FI) sales to PT Smelting[a]	—	(112)
Charges for social investment programs at PT-FI	28	14
Payments for social investment programs at PT-FI	(24)	(15)
Other, net	(39)	8
Changes in working capital and other:
Accounts receivable	(582)	157
Inventories	66	(457)
Other current assets	—	(20)
Accounts payable and accrued liabilities	(160)	(288)
Accrued income taxes and timing of other tax payments	579	156
Net cash provided by operating activities	1,896	1,050

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(237)	(196)
South America operations	(82)	(100)
Indonesia mining	(381)	(427)
Indonesia smelter projects	(461)	(345)
Molybdenum mines	(27)	(9)
Other	(66)	(44)
Loans to PT Smelting for expansion	(28)	(24)
Proceeds from sales of assets and other, net	5	(19)
Net cash used in investing activities	(1,277)	(1,164)

Cash flow from financing activities:
Proceeds from debt	613	284
Repayments of debt	(612)	(1,273)
Cash dividends and distributions paid:
Common stock	(218)	(217)
Noncontrolling interests	(102)	—
Contributions from noncontrolling interests	—	50
Proceeds from exercised stock options	4	31
Payments for withholding of employee taxes related to stock-based awards	(27)	(47)
Net cash used in financing activities	(342)	(1,172)

Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	277	(1,286)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	6,063	8,390
Cash, cash equivalents and restricted cash and cash equivalents at end of period[b]	$6,340	$7,104
a.As a result of PT-FI’s commercial arrangement with PT Smelting changing from a concentrate sales agreement to a tolling arrangement in January 2023, there are no further sales to PT Smelting.
b.Includes current and long-term restricted cash and cash equivalents of $1.1 billion at March 31, 2024, and $0.3 billion at March 31, 2023.
V

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Management uses adjusted net income to evaluate FCX’s operating performance and believes that investors’ understanding of FCX’s performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX’s adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended March 31,
	2024					2023
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$473		$0.32	N/A		$663	$0.46

ARO adjustments[b]	$(109)		$(109)		$(0.08)	$—		$—	$—
Net adjustments to environmental obligations	(56)		(56)		(0.04)	(56)		(56)	(0.04)
PT-FI historical tax matters	42	[c]	181	[c]	0.13	(6)		(4)	—
Other net charges	(29)	[d]	(16)		(0.01)	(48)	[e]	(34)	(0.03)
Total net charges[f]	$(153)		$(1)		$—	$(110)		$(94)	$(0.06)

Adjusted net income attributable to common stock	N/A		$474		$0.32	N/A		$757	$0.52

a.Reflects impact to FCX’s net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Reflects assumed oil and gas abandonment obligations resulting from bankruptcies of other companies. Freeport-McMoRan Oil & Gas (FMOG), as a predecessor-in-interest in oil and natural gas leases, is in the chain of title with unrelated third parties either directly or by virtue of divestiture of certain oil and natural gas assets previously owned and assigned by its subsidiaries. Certain counterparties in these divestiture transactions or third parties in existing leases have filed for bankruptcy protection or undergone associated reorganizations and have not performed the required abandonment obligations. Accordingly, regulations or federal laws require that FMOG assume such obligations.
c.Includes net credits associated with closure of PT-FI’s 2021 corporate income tax audit and resolution of a framework for disputed tax matters, which were recorded as a benefit to income taxes ($182 million), production and delivery ($8 million) and interest expense, net ($8 million). In addition, FCX recognized a credit of $26 million in other income, net associated with the reduction in the related accrual to indemnify MIND ID from potential losses arising from historical tax disputes. In accordance with PT-FI's Shareholder Agreement, settlements of historical tax matters that originated before December 31, 2022, should be attributed based on the economics from the Initial Period (i.e., approximately 81% to FCX and 19% to MIND ID). Accordingly, the noncontrolling interest portion of these credits totaled $43 million.
d.Primarily includes charges for molybdenum inventory write-offs and metals inventory adjustments, which were recorded to production and delivery ($31 million), partly offset by credits recorded to other income, net ($2 million).
e.Primarily includes net charges associated with asset impairments and contract cancellation costs in North America recorded to production and delivery ($24 million) and contested tax matters in South America recorded to interest expense, net ($24 million).
f.May not foot because of rounding.
VI

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX’s consolidated income tax provision (in millions, except percentages):

	Three Months Ended March 31,
	2024				2023
			Income Tax					Income Tax
	Income	Effective	(Provision)		Income	Effective		(Provision)
	(Loss)[a]	Tax Rate	Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$(270)	—%	$(1)		$213	—%	[c]	$4
South America	267	39%	(103)		499	39%		(194)
Indonesia	1,627	36%	(591)		892	37%		(327)
PT-FI historical tax matters	16	N/A	182		(5)	N/A		(3)
Eliminations and other	34	N/A	—	[d]	(61)	N/A		22
Rate adjustment[e]	—	N/A	1		—	N/A		(1)
Continuing operations	$1,674	31%	$(512)		$1,538	32%		$(499)

a.Represents income (loss) before income taxes, equity in affiliated companies’ net earnings, and noncontrolling interests.
b.In addition to FCX’s North America operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses. See below for discussion of the provisions of the U.S. Inflation Reduction Act of 2022.
d.Includes a tax benefit of $13 million associated with a favorable Supreme Court ruling in Spain, which reversed a 2015 tax law limiting Atlantic Copper’s use of net operating losses.
e.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

The provisions of the U.S. Inflation Reduction Act of 2022 (the Act) became applicable to FCX on January 1, 2023. The Act includes, among other provisions, a new Corporate Alternative Minimum Tax (CAMT) of 15% on the adjusted financial statement income (AFSI) of corporations with average AFSI exceeding $1.0 billion over a three-year period. FCX has made interpretations of certain provisions of the Act, and based on these interpretations, determined that the provisions of the Act did not impact FCX’s financial results in first-quarter 2024 or for the year 2023.
Although the U.S. Department of the Treasury (Treasury) published guidance in 2023 that provided some additional clarity on these rules, regulations are yet to be published and uncertainty remains regarding the application of the CAMT. Future guidance released by the Treasury may differ from FCX’s interpretations of the Act, which could be material and may further limit FCX’s ability to realize future benefits from its U.S. net operating losses.
Assuming achievement of current sales volume and cost estimates and average prices of $4.25 per pound for copper, $2,300 per ounce for gold and $20.00 per pound for molybdenum for the remainder of 2024, FCX estimates its consolidated effective tax rate for the year 2024 would approximate 35%. Changes in projected sales volumes and average prices during 2024 would incur tax impacts at estimated effective rates of 39% for Peru, 36% for Indonesia and 0% for the U.S., which excludes any impact from the Act. FCX’s projected estimated effective tax rate of 0% for the U.S. for the year 2024 may be adjusted as additional guidance is released by the Treasury on key provisions of the Act.

VII

Freeport-McMoRan Inc.
NET DEBT
FCX believes that net debt provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires FCX to maintain its net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding debt for the Indonesia smelter projects). FCX defines net debt as consolidated debt less (i) consolidated cash and cash equivalents and (ii) current restricted cash associated with PT-FI’s export proceeds. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX’s net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in billions):

	As of March 31, 2024
Current portion of debt	$0.8
Long-term debt, less current portion	8.7
Consolidated debt	9.4	[a]
Less: consolidated cash and cash equivalents	5.2
Less: current restricted cash associated with PT-FI’s export proceeds[b]	0.9
FCX net debt	3.3
Less: debt for Indonesia smelter projects[c]	3.0
FCX net debt, excluding debt for the Indonesia smelter projects	$0.3
a.Does not foot because of rounding.
b.In accordance with a regulation issued by the Indonesia government, 30% of PT-FI’s export proceeds are being temporarily deposited into Indonesia banks for a period of 90 days before withdrawal and are presented as current restricted cash and cash equivalents in FCX’s consolidated balance sheet. As the 90-day holding period is the only restriction on the cash, FCX has included such amount in the calculation of net debt.
c.Represents senior notes issued by PT-FI.

DERIVATIVE INSTRUMENTS
For the three months ended March 31, 2024, FCX’s mined copper was sold 47% in concentrate, 32% as cathode and 21% as rod from North America operations. All of FCX’s copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. In first-quarter 2024, LME copper settlement prices averaged $3.83 per pound and FCX’s average realized copper price was $3.94 per pound. At March 31, 2024, FCX’s provisionally priced copper sales were recorded at an average price of $4.01 per pound.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2024			2023
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(7)	$73	$66	$210	$21	$231
Net income attributable to common stock	$(2)	$24	$22	$72	$7	$79
Diluted net income per share of common stock	$—	$0.02	$0.02	$0.05	$—	$0.05
a.Reflects adjustments to provisionally priced copper sales at December 31, 2023 and 2022.
b.Reflects adjustments to provisionally priced copper sales during the three months ended March 31, 2024 and 2023.

At March 31, 2024, FCX had provisionally priced copper sales totaling 229 million pounds (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.01 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $22 million effect on 2024 revenues ($7 million to net income attributable to common stock). The LME copper price settled at $4.45 per pound on April 22, 2024.

VIII

Freeport-McMoRan Inc.
DEFERRED PROFITS
FCX defers recognizing profits on intercompany sales to Atlantic Copper until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income totaling $(17) million ($(5) million to net income attributable to common stock) in first-quarter 2024 and $111 million ($48 million to net income attributable to common stock) in first-quarter 2023. FCX’s net deferred profits on its inventories at Atlantic Copper to be recognized in future periods’ operating income totaled $63 million at March 31, 2024. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra and totaled $689 million in first-quarter 2024 (which represented 41% of FCX’s consolidated income before income taxes) and $386 million in first-quarter 2023 (which represented 25% of FCX’s consolidated income before income taxes). Refer to “Business Segments” below for net income attributable to noncontrolling interests for each of FCX’s business segments. As noted above, beginning January 1, 2023, FCX's economic and ownership interest in PT-FI is 48.76% except for net income associated with the settlement of historical tax matters in first-quarter 2024 and approximately 190 thousand ounces of gold sales in first-quarter 2023, which were attributed based on the economics prior to January 1, 2023 (i.e., approximately 81% to FCX and 19% to MIND ID).
Based on achievement of current sales volume and cost estimates and assuming average prices of $4.25 per pound of copper, $2,300 per ounce of gold and $20.00 per pound of molybdenum for the remainder of 2024, FCX estimates that net income attributable to noncontrolling interests is estimated to approximate $2.7 billion (which would represent 35% of FCX’s consolidated income before income taxes) for the year 2024. The actual amount will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America operations, Indonesia operations and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX’s reportable segments, which include the Morenci and Cerro Verde copper mines, the Indonesia operations (including the Grasberg minerals districts and the Indonesia smelter projects that are under construction), the Rod & Refining operations and Atlantic Copper Smelting & Refining. For comparative purposes, the prior-year table has been adjusted to conform with the current year presentation, primarily for the combination of the Grasberg minerals district and the Indonesia smelter projects that are under construction to reflect PT-FI’s integrated and dependent operations within Indonesia (i.e., Indonesia operations).
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
IX

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(in millions)											Atlantic	Corporate,
	North America Copper Mines			South America Operations							Copper	Other
				Cerro			Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde	Other	Total	Operations		Mines	Refining	& Refining	nations		Total
Three Months Ended March 31, 2024
Revenues:
Unaffiliated customers	$37	$40	$77	$826	$208	$1,034	$2,648		$—	$1,489	$673	$400	[a]	$6,321
Intersegment	540	885	1,425	102	—	102	177		145	10	—	(1,859)		—
Production and delivery	459	765	1,224	603	170	773	861		119	1,487	650	(1,270)		3,844
Depreciation, depletion and amortization	48	64	112	92	16	108	335		16	1	7	16		595
Selling, general and administrative expenses	—	1	1	2	—	2	31		—	—	9	101		144
Exploration and research expenses	4	8	12	3	1	4	2		—	—	—	19		37
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	67		67
Operating income (loss)	66	87	153	228	21	249	1,596		10	11	7	(392)		1,634
Interest expense, net	—	—	—	5	—	5	1		—	—	10	73		89
Other (expense) income, net	—	(2)	(2)	11	13	24	38		—	—	6	63		129
Provision for (benefit from) income taxes	—	—	—	91	12	103	409	[b]	—	—	(13)	13		512
Equity in affiliated companies’ net (losses) earnings	—	—	—	—	—	—	(2)		—	—	—	2		—
Net income (loss) attributable to noncontrolling interests	—	—	—	76	14	90	600	[c]	—	—	—	(1)		689

Total assets at March 31, 2024	3,148	6,315	9,463	8,075	1,960	10,035	27,162		1,885	257	1,354	4,042		54,198
Capital expenditures	44	193	237	60	22	82	842		27	5	23	38		1,254

Three Months Ended March 31, 2023
Revenues:
Unaffiliated customers	$32	$97	$129	$958	$234	$1,192	$1,199		$—	$1,523	$749	$597	[a]	$5,389
Intersegment	593	948	1,541	244	—	244	169		223	6	7	(2,190)		—
Production and delivery	381	781	1,162	620	187	807	338		96	1,527	734	(1,499)		3,165
Depreciation, depletion and amortization	43	60	103	91	16	107	148		20	1	7	13		399
Selling, general and administrative expenses	—	1	1	2	—	2	28		—	—	8	87		126
Exploration and research expenses	3	16	19	1	1	2	—		—	—	—	10		31
Environmental obligations and shutdown costs	—	21	21	—	—	—	—		—	—	—	46		67
Operating income (loss)	198	166	364	488	30	518	854		107	1	7	(250)		1,601
Interest expense, net	—	—	—	29	—	29	7		—	—	6	109		151
Other (expense) income, net	(1)	3	2	18	(6)	12	32		—	(1)	(5)	48		88
Provision for (benefit from) income taxes	—	—	—	187	7	194	330		—	—	—	(25)		499
Equity in affiliated companies’ net earnings (losses)	—	—	—	—	—	—	11		—	—	—	(1)		10
Net income (loss) attributable to noncontrolling interests	—	—	—	140	18	158	271	[c]	—	—	—	(43)		386

Total assets at March 31, 2023	3,142	5,668	8,810	8,612	1,871	10,483	23,462		1,707	221	1,152	5,074		50,909
Capital expenditures	56	140	196	61	39	100	772		9	5	12	27		1,121

X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)
a.Includes revenues from FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America copper mines and South America operations.
b.Includes a benefit to income taxes totaling $182 million associated with the closure of PT-FI’s 2021 corporate income tax audit and resolution of the framework for disputed tax matters.
c.Beginning January 1, 2023, FCX's economic and ownership interest in PT-FI is 48.76% except for net income associated with the settlement of historical tax matters in first-quarter 2024 and approximately 190 thousand ounces of gold sales in first-quarter 2023, which were attributed based on the economics prior to January 1, 2023 (i.e., approximately 81% to FCX and 19% to MIND ID).

PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX’s management and Board of Directors to monitor FCX’s mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as accretion of AROs, inventory write-offs and adjustments, stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX’s consolidated financial statements.
XI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,316		$1,316	$136	$39	$1,491
Site production and delivery, before net noncash and other costs shown below	1,074		973	116	32	1,121
By-product credits	(128)		—	—	—	—
Treatment charges	44		42	—	2	44
Net cash costs	990		1,015	116	34	1,165
Depreciation, depletion and amortization (DD&A)	111		101	9	1	111
Noncash and other costs, net	45	[c]	41	4	—	45
Total costs	1,146		1,157	129	35	1,321
Gross profit	$170		$159	$7	$4	$170

Copper sales (millions of recoverable pounds)	333		333
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.96		$3.96	$18.49
Site production and delivery, before net noncash and other costs shown below	3.23		2.92	15.89
By-product credits	(0.38)		—	—
Treatment charges	0.13		0.13	—
Unit net cash costs	2.98		3.05	15.89
DD&A	0.34		0.31	1.23
Noncash and other costs, net	0.13	[c]	0.12	0.44
Total unit costs	3.45		3.48	17.56
Gross profit per pound	$0.51		$0.48	$0.93

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,491		$1,121	$111
Treatment charges	(3)		41	—
Noncash and other costs, net	—		45	—
Eliminations and other	14		17	1
North America copper mines	1,502		1,224	112
Other mining[d]	6,278		3,890	467
Corporate, other & eliminations	(1,459)		(1,270)	16
As reported in FCX’s consolidated financial statements	$6,321		$3,844	$595

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $15 million ($0.05 per pound of copper) for feasibility studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.
XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,394		$1,394	$212	$36	$1,642
Site production and delivery, before net noncash and other costs shown below	976		850	149	27	1,026
By-product credits	(198)		—	—	—	—
Treatment charges	42		40	—	2	42
Net cash costs	820		890	149	29	1,068
DD&A	102		90	10	2	102
Noncash and other costs, net	76	[c]	63	12	1	76
Total costs	998		1,043	171	32	1,246
Other revenue adjustments, primarily for pricing on prior period open sales	15		15	—	—	15
Gross profit	$411		$366	$41	$4	$411

Copper sales (millions of recoverable pounds)	335		335
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.16		$4.16	$28.35
Site production and delivery, before net noncash and other costs shown below	2.91		2.54	19.85
By-product credits	(0.59)		—	—
Treatment charges	0.13		0.12	—
Unit net cash costs	2.45		2.66	19.85
DD&A	0.31		0.27	1.36
Noncash and other costs, net	0.22	[c]	0.18	1.60
Total unit costs	2.98		3.11	22.81
Other revenue adjustments, primarily for pricing on prior period open sales	0.04		0.04	—
Gross profit per pound	$1.22		$1.09	$5.54

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,642		$1,026	$102
Treatment charges	(6)		36	—
Noncash and other costs, net	—		76	—
Other revenue adjustments, primarily for pricing on prior period open sales	15		—	—
Eliminations and other	19		24	1
North America copper mines	1,670		1,162	103
Other mining[d]	5,312		3,502	283
Corporate, other & eliminations	(1,593)		(1,499)	13
As reported in FCX’s consolidated financial statements	$5,389		$3,165	$399

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $27 million ($0.08 per pound of copper) for feasibility and optimization studies and $16 million ($0.05 per pound of copper) related to asset impairments.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,119		$1,119	$70	$1,189
Site production and delivery, before net noncash and other costs shown below	743		703	53	756
By-product credits	(57)		—	—	—
Treatment charges	50		50	—	50
Royalty on metals	2		2	—	2
Net cash costs	738		755	53	808
DD&A	108		101	7	108
Noncash and other costs, net	18	[b]	18	—	18
Total costs	864		874	60	934
Other revenue adjustments, primarily for pricing on prior period open sales	(1)		—	(1)	(1)
Gross profit	$254		$245	$9	$254

Copper sales (millions of recoverable pounds)	284		284

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.94		$3.94
Site production and delivery, before net noncash and other costs shown below	2.61		2.47
By-product credits	(0.20)		—
Treatment charges	0.18		0.18
Royalty on metals	0.01		0.01
Unit net cash costs	2.60		2.66
DD&A	0.39		0.36
Noncash and other costs, net	0.06	[b]	0.06
Total unit costs	3.05		3.08
Other revenue adjustments, primarily for pricing on prior period open sales	—		—
Gross profit per pound	$0.89		$0.86

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,189		$756	$108
Treatment charges	(50)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		18	—
Other revenue adjustments, primarily for pricing on prior period open sales	(1)		—	—
Eliminations and other	—		(1)	—
South America operations	1,136		773	108
Other mining[c]	6,644		4,341	471
Corporate, other & eliminations	(1,459)		(1,270)	16
As reported in FCX’s consolidated financial statements	$6,321		$3,844	$595

a.Includes silver sales of 0.8 million ounces ($24.45 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $11 million ($0.04 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,229		$1,229	$173	$1,402
Site production and delivery, before net noncash and other costs shown below	767		685	98	783
By-product credits	(160)		—	—	—
Treatment charges	55		55	—	55
Royalty on metals	2		2	—	2
Net cash costs	664		742	98	840
DD&A	107		94	13	107
Noncash and other costs, net	26	[b]	23	3	26
Total costs	797		859	114	973
Other revenue adjustments, primarily for pricing on prior period open sales	89		89	3	92
Gross profit	$521		$459	$62	$521

Copper sales (millions of recoverable pounds)	302		302

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.08		$4.08
Site production and delivery, before net noncash and other costs shown below	2.54		2.27
By-product credits	(0.53)		—
Treatment charges	0.18		0.18
Royalty on metals	0.01		0.01
Unit net cash costs	2.20		2.46
DD&A	0.35		0.31
Noncash and other costs, net	0.09	[b]	0.08
Total unit costs	2.64		2.85
Other revenue adjustments, primarily for pricing on prior period open sales	0.29		0.29
Gross profit per pound	$1.73		$1.52

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,402		$783	$107
Treatment charges	(55)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		26	—
Other revenue adjustments, primarily for pricing on prior period open sales	92		—	—
Eliminations and other	(1)		(2)	—
South America operations	1,436		807	107
Other mining[c]	5,546		3,857	279
Corporate, other & eliminations	(1,593)		(1,499)	13
As reported in FCX’s consolidated financial statements	$5,389		$3,165	$399

a.Includes silver sales of 1.0 million ounces ($23.41 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $9 million ($0.03 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended March 31, 2024
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,938		$1,938		$1,209	$56	$3,203
Site production and delivery, before net noncash and other costs shown below	753		456		284	13	753
Gold, silver and other by-product credits	(1,257)		—		—	—	—
Treatment charges	173		105		65	3	173
Export duties	156		94		59	3	156
Royalty on metals	118		70		46	2	118
Net cash (credits) costs	(57)		725		454	21	1,200
DD&A	335		203		126	6	335
Noncash and other costs, net	23	[b]	14		9	—	23
Total costs	301		942		589	27	1,558
Other revenue adjustments, primarily for pricing on prior period open sales	(7)		(7)		(7)	(1)	(15)
Gross profit	$1,630		$989		$613	$28	$1,630

Copper sales (millions of recoverable pounds)	493		493
Gold sales (thousands of recoverable ounces)					564

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.92		$3.92		$2,145
Site production and delivery, before net noncash and other costs shown below	1.53		0.92		504
Gold, silver and other by-product credits	(2.55)		—		—
Treatment charges	0.35		0.21		116
Export duties	0.32		0.19		104
Royalty on metals	0.23		0.15		81
Unit net cash (credits) costs	(0.12)		1.47		805
DD&A	0.68		0.41		224
Noncash and other costs, net	0.05	[b]	0.03		16
Total unit costs	0.61		1.91		1,045
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)		(14)
Gross profit per pound/ounce	$3.30		$2.00		$1,086

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$3,203		$753		$335
Treatment charges	(89)		84	[c]	—
Export duties	(156)		—		—
Royalty on metals	(118)		—		—
Noncash and other costs, net	—		23		—
Other revenue adjustments, primarily for pricing on prior period open sales	(15)		—		—
Eliminations and other	—		1		—
Indonesia operations	2,825		861		335
Other mining[d]	4,955		4,253		244
Corporate, other & eliminations	(1,459)		(1,270)		16
As reported in FCX’s consolidated financial statements	$6,321		$3,844		$595

a.Includes silver sales of 2.1 million ounces ($23.90 per ounce average realized price).
b.Includes charges totaling $15 million ($0.03 per pound of copper) for the Manyar smelter and precious metals refinery operational readiness and startup costs.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended March 31, 2023
(In millions)			Co-Product Method
	By-Product Method		Copper	Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$806		$806	$518	$28	$1,352
Site production and delivery, before net noncash and other costs shown below	399		238	153	8	399
Gold, silver and other by-product credits	(563)		—	—	—	—
Treatment charges	74		44	28	2	74
Export duties	17		10	7	—	17
Royalty on metals	58		37	20	1	58
Net cash (credits) costs	(15)		329	208	11	548
DD&A	148		88	57	3	148
Noncash and other costs, net	30	[b]	18	11	1	30
Total costs	163		435	276	15	726
Other revenue adjustments, primarily for pricing on prior period open sales	126		126	17	—	143
PT Smelting intercompany profit	112		67	43	2	112
Gross profit	$881		$564	$302	$15	$881

Copper sales (millions of recoverable pounds)	198		198
Gold sales (thousands of recoverable ounces)				266

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.07		$4.07	$1,949
Site production and delivery, before net noncash and other costs shown below	2.01		1.20	574
Gold, silver and other by-product credits	(2.84)		—	—
Treatment charges	0.37		0.22	106
Export duties	0.09		0.05	25
Royalty on metals	0.29		0.19	76
Unit net cash (credits) costs	(0.08)		1.66	781
DD&A	0.75		0.45	214
Noncash and other costs, net	0.16	[b]	0.09	43
Total unit costs	0.83		2.20	1,038
Other revenue adjustments, primarily for pricing on prior period open sales	0.64		0.64	65
PT Smelting intercompany profit	0.56		0.34	162
Gross profit per pound/ounce	$4.44		$2.85	$1,138

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,352		$399	$148
Treatment charges	(52)		22	—
Export duties	(17)		—	—
Royalty on metals	(58)		—	—
Noncash and other costs, net	—		30	—
Other revenue adjustments, primarily for pricing on prior period open sales	143		—	—
PT Smelting intercompany profit	—		(112)	—
Eliminations and other	—		(1)	—
Indonesia operations	1,368		338	148
Other mining[c]	5,614		4,326	238
Corporate, other & eliminations	(1,593)		(1,499)	13
As reported in FCX’s consolidated financial statements	$5,389		$3,165	$399

a.Includes silver sales of 0.9 million ounces ($23.29 per ounce average realized price).
b.Includes charges totaling $13 million ($0.07 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2024	2023

Revenues, excluding adjustments[a]	$152	$230
Site production and delivery, before net noncash and other costs shown below	116	91
Treatment charges and other	7	7
Net cash costs	123	98
DD&A	16	20
Noncash and other costs, net	3	5
Total costs	142	123
Gross profit	$10	$107

Molybdenum sales (millions of recoverable pounds)[a]	8	8

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$19.47	$28.96
Site production and delivery, before net noncash and other costs shown below	14.94	11.39
Treatment charges and other	0.86	0.85
Unit net cash costs	15.80	12.24
DD&A	2.08	2.57
Noncash and other costs, net	0.33	0.68
Total unit costs	18.21	15.49
Gross profit per pound	$1.26	$13.47

Reconciliation to Amounts Reported

		Production
Three Months Ended March 31, 2024	Revenues	and Delivery	DD&A
Totals presented above	$152	$116	$16
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	145	119	16
Other mining[b]	7,635	4,995	563
Corporate, other & eliminations	(1,459)	(1,270)	16
As reported in FCX’s consolidated financial statements	$6,321	$3,844	$595

Three Months Ended March 31, 2023
Totals presented above	$230	$91	$20
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	5	—
Molybdenum mines	223	96	20
Other mining[b]	6,759	4,568	366
Corporate, other & eliminations	(1,593)	(1,499)	13
As reported in FCX’s consolidated financial statements	$5,389	$3,165	$399

a.Reflects sales of the Molybdenum mines’ production to FCX’s molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX’s consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX. Also includes amounts associated with FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XVIII